Exhibit 99.1

Lakeland Industries Reports Fiscal First Quarter 2026 Financial Results

Q1’26 Net Sales Increased 29% to a Record $46.7 Million Led by a 100% Increase in

Fire Services Products, Representing 45% of Total Revenue

U.S. Net Sales Increased 42% to $22.5 Million & Europe Net Sales Increased 102% to $12.1 Million

Q1’26 Represented Full Impact of Tariff Uncertainty & Associated Mitigation Strategies to Build Inventory

Improving Global Tariff Environment & Reduction in Mitigation Strategies Positions Company for Sequential Growth in Gross Margin and Adjusted EBITDA Excluding FX in Q2’26

Maintains Previously Issued FY 2026 Revenue and Adjusted EBITDA Excluding FX Guidance Range

Management to Host Conference Call Today at 4:30 p.m. Eastern Time

HUNTSVILLE, AL – June 9, 2025 - Lakeland Industries, Inc. (“Lakeland Fire + Safety” or “Lakeland”) (NASDAQ: LAKE), a leading global manufacturer of protective clothing and apparel for industry, healthcare and first responders, has reported its financial and operational results for its fiscal first quarter ended April 30, 2025.

Key Fiscal FY 2026 First Quarter and Subsequent Financial and Operational Highlights

	Q1 Comparison
$ in millions	FY Q1’26	FY Q1’25	$ Change YoY	% Change YoY
Net Sales	$46.7	$36.3	$10.4	29%
Gross Profit	$15.6	$16.2	($0.6)	(4%)
Gross Margin	33.5%	44.6%	—	1,110BPS
Net (Loss) Income	($3.9)	$1.7	($5.6)	(337%)
Adjusted EBITDA	($0.2)	$3.8	($4.0)	(105%)
Adjusted EBITDA ex. FX	$0.6	$3.8	($3.2)	(84%)

Management Commentary

“The first quarter of fiscal 2026 was highlighted by continued sales revenue growth of 29%, led by a 100% increase in Fire Services revenue and ongoing momentum from our recent acquisitions,” said Jim Jenkins, President, Chief Executive Officer and Executive Chairman. “Robust growth in our U.S. Fire Services

Segment - both organic and acquisition-driven - was partially offset by softness in Latin America and Canada, where margins are typically above our corporate average. While first quarter revenue approached internal expectations, shortfalls in Latin America, due mainly to shipment timing, and in Canada, largely due to tariff-related delays, impacted results. Our outlook for Latin America and Canada remains positive, and we believe that once uncertainty surrounding tariffs subsides, momentum in these markets will rebound. To that end, we continue to focus on expanding opportunities in Latin America and expect a resumption of growth in FY26. Additional factors affecting revenue included tariff uncertainty and currency issues, as well as Pacific Helmets resulting from production issues and updates to product offerings. We continue to believe that a significant Jolly fire boots order—originally anticipated for shipment in Q2 of FY25—is still likely to materialize. While timing remains subject to the Italian Government’s final procurement steps, we remain encouraged by ongoing engagement and the customer’s reaffirmed intent to proceed.

“Looking ahead, we are focused on navigating the continued challenges from tariff uncertainties, growing top-line revenue in our fire services and industrial verticals, and implementing operating and manufacturing efficiencies to achieve higher margins. We also continue to pursue M&A opportunities, particularly within the fire suit rental, decontamination and services business, to further consolidate the fragmented fire market. Our acquisition pipeline remains strong, and we are actively engaged in several strategic discussions that align with our growth strategy. We believe that with the four recently completed acquisitions, which added product line extensions, innovative new products, and expanded our global markets, channels, and customer base, we are well-positioned to grow our global head-to-toe fire portfolio in this fragmented market. We look forward to sharing upcoming milestones in weeks and months ahead,” concluded Mr. Jenkins.

Tariff Mitigation Measures Updates

•	Inventory Buildup:

•	Increase in net inventories of $3.1 million ahead of imposed tariffs.

•	Inventories on April 30, 2025, totaled $85.8 million.

•	Tariff Mitigation Measures Updates:

•	Strategic inventory stocking, including raw materials and finished goods

•	Production shift in Asia to lower-tariff countries

•	Lakeland Mexico’s USMCA-compliant products are tariff-exempt

•	Production of Lakeland Fire Gear in the U.S. at Veridian

Fiscal 2026 First Quarter

•

Net sales were a record $46.7 million for the first quarter of fiscal 2026, an increase of $10.4 million or 29% compared to $36.3 million for the first quarter of fiscal 2025, driven by a 100% increase in Fire Services.

•

Organic revenue(1) increased 2% to $36.9 million for the first quarter of fiscal 2026, compared to $36.3 million for the first quarter of fiscal 2025, due to strong growth in the U.S. and Europe, partially offset by weakness in Latin America and Canada.

•

Organic gross margin(1) decreased by 870 margin points to 35.9% for the first quarter of fiscal 2026, compared to 44.6% for the first quarter of fiscal 2025, due primarily to lower sales in our higher margin Latin American and Canadian markets and material price variance allocations.

•	Sales of the Fire Services product line were $21.0 million for the first quarter of fiscal 2026, an increase of $10.5 million or 100% compared to $10.5 million for the first quarter of fiscal 2025.

•	Fire segment as a percentage of revenue grew to 45%.

•	U.S. net sales were $22.5 million for the first quarter of fiscal 2026, an increase of $6.6 million or 42% compared to $15.9 million for the first quarter of fiscal 2025.

•

Europe net sales, including Eagle, Jolly and LHD, were $12.1 million for the first quarter of fiscal 2026, an increase of $6.1 million or 102% compared to $6.0 million for the first quarter of fiscal 2025.

•	LATAM net sales were $4.3 million for the first quarter of fiscal 2026, a decrease of $0.6 million or 12% compared to $4.9 million for the first quarter of fiscal 2025.

•	Asia net sales were $12.0 million for the first quarter of fiscal 2026, an increase of $1.6 million or 15% compared to $10.4 million for the first quarter of fiscal 2025.

•	Gross profit for the first quarter of fiscal 2026 was $15.6 million, a decrease of $0.6 million, or 4%, compared to $16.2 million for the first quarter of fiscal 2025.

•	Adjusted EBITDA excluding FX(2) for the first quarter of fiscal year 2026 was $0.6 million, a decrease of $3.2 million, or 84%, compared with $3.8 million for the first quarter of fiscal 2025.

•

Lakeland’s LHD subsidiary has secured a contract renewal of up to 12 years with Fire and Emergency New Zealand (FENZ), New Zealand’s main firefighting and emergency services body, for a range of apparel and decontamination services, extending an established and longstanding relationship of over 22 years.

•	Attended the 37th Annual Roth Conference and the Oppenheimer 10th Annual Emerging Growth Conference.

(1)

Organic revenue and organic gross margin are total revenue and total gross margin, each excluding the effects of recent acquisitions, which management uses to assess the growth of its legacy business. Reconciliations are provided in the tables of this press release.

(2)	Adjusted EBITDA and Adjusted EBITDA excluding FX are non-GAAP financial measures. Reconciliations are provided in the tables of this press release.

Fiscal 2026 First Quarter Financial Results

Net sales were $46.7 million for the first quarter of fiscal 2026, an increase of $10.4 million or 29% compared to $36.3 million for the first quarter of fiscal 2025. Sales from our recent acquisitions accounted for $9.9 million of the increase, while organic sales increased $0.6 million, or 2%, over the prior year. Sales of the Fire Services product line increased by $10.5 million year-over-year, driven by $9.9 million in sales from Veridian and LHD, as well as organic Fire Services growth of $0.6 million.

On a consolidated basis, for the first quarter of fiscal year 2026, domestic sales were $20.7 million, or 44% of total revenues, and international sales were $26.0 million, or 56% of total revenues, as our recent acquisitions continue to skew growth internationally. This compares with domestic sales of $14.3 million, or 39% of the total, and international sales of $22.0 million, or 61%, in the first quarter of fiscal year 2025.

Gross profit for the first quarter of fiscal 2026 was $15.6 million, a decrease of $0.6 million, or 4%, compared to $16.2 million for the first quarter of fiscal 2025. Gross profit as a percentage of net sales decreased to 33.5% for the first quarter of fiscal 2026 from 44.6% for the first quarter of fiscal 2025. Gross margin percentage decreased in the first quarter of fiscal 2026 due to geographic revenue mix, combined with lower margins and the impact of purchase accounting in our acquired businesses, and higher manufacturing and freight costs. Margins in the acquired businesses were impacted by the amortization of the write-up in inventory as part of purchase accounting. Organic gross margin percentage decreased to 35.9% from 44.6% for the first quarter of fiscal 2026, primarily due to lower sales in our higher-margin Latin American and Canadian markets and material price variance allocations.

Operating expenses increased by $6.3 million, or 45%, from $14.0 million for the first quarter of fiscal 2025 to $20.3 million for the first quarter of fiscal 2026. Operating expenses increased due to the acquisitions of Veridian and LHD, which added $3.0 million to operating expenses, as well as severance costs, litigation expenses, and selling expenses. Adjusted operating expenses increased by $3.3 million, primarily due to acquired companies’ operating expenses. Operating loss was $4.6 million for the first quarter of fiscal 2026, compared to an operating profit of $2.2 million for the first quarter of fiscal 2025, primarily due to the aforementioned impacts. Operating margins were (9.9%) for the first quarter of fiscal 2026, as compared to 6.1% for the first quarter of fiscal 2025.

Net loss was ($3.9) million, or ($0.41) per diluted earnings per share, for the first quarter of fiscal 2026, compared to net income of $1.7 million, or $0.22 per diluted earnings per share, for the first quarter of fiscal 2025.

Adjusted EBITDA excluding FX for the first quarter of fiscal year 2026 was $0.6 million, a decrease of $3.2 million, or 84%, compared with $3.8 million for the first quarter of fiscal year 2025. The decrease was driven by a materials purchase variance, where the full amount was reflected in COGS, rather than being partially capitalized and that we expect to reverse in subsequent quarters.

Cash and cash equivalents totaled $18.6 million as of April 30, 2025, and working capital was approximately $104.4 million. Cash and cash equivalents increased by $1.1 million, and working capital increased by $2.8 million from January 31, 2025, due to the balance sheet fluctuations.

As of April 30, 2025, we had borrowings of $19.8 million outstanding under the revolving credit facility, with an additional $20.2 million of available credit under the Loan Agreement.

Net cash used in operating activities was $4.8 million in the three months ended April 30, 2025, compared to net cash provided of $0.3 million in the three months ended April 30, 2024. The increase was driven by a net loss of ($3.9) million and an increase in working capital of $3.0 million, offset by non-cash charges of $2.1 million.

The Company’s quarterly dividend of $0.03 per share was paid on May 22, 2025, to stockholders of record as of May 15, 2025.

Roger Shannon, Lakeland’s Chief Financial Officer, added, “Our Fire Services acquisitions continued to support revenue growth in the fiscal first quarter. Revenue grew $10.4 million, or 29%, compared to the first quarter of fiscal year 2025. Veridian contributed revenue of $4.4 million in the first quarter. Revenues for Eagle, Pacific Helmets, Jolly, LHD and Veridian totaled $15.6 million. Organic revenue increased 2% to $36.9 million in the first quarter, driven by a return to growth in the U.S. and Europe.

“Our first quarter consolidated gross margin decreased to 33.5% due to geographic revenue mix coupled with lower margins in our acquired businesses, and higher manufacturing costs. Our margins in the acquired businesses were impacted by the amortization of the inventory write-up as part of the purchase accounting. This accounting treatment affected reported margins by $0.4 million. Profit in ending inventory is currently $1.3 million, having increased by approximately $0.3 million in the quarter due to a build-up in inventory, which slightly reduces the reported gross margin. Freight expenses were approximately $0.6 million above typical levels, driven by increased U.S. customer demand following the suspension of U.S. tariffs on certain personal protective equipment (PPE) products. To a lesser degree, Gross Profit was also diluted by acquisitions (LHD and Veridian), for which we are still working through the purchase accounting.

“Operating expenses increased by $6.3 million for the quarter, of which $3.0 million was attributable to the acquisition of Veridian and LHD, as well as severance costs, litigation expenses, and higher selling expenses.

“Adjusted EBITDA excluding FX was $0.6 million for the fiscal first quarter. The shortfall was a direct result of revenue falling in key high-margin regions, the impact of the purchase variance described above, elevated freight costs resulting from tariff-related inventory build, and dilution from acquisitions. We also experienced higher-than-expected SG&A expenses, including increased travel and trade show participation, as well as commission and incremental operating costs associated with the acquisition of Veridian. Considering that we completed four major acquisitions in the past twelve months, the full integration and implementation of which does take some time, we believe those benefits will begin translating into even greater improved financial performance, which will be recognized in the coming quarters.

“We maintain a strong balance sheet and expect a meaningful cash infusion from non-core asset dispositions and insurance recoveries from PFAS-related legal expenses. We have also identified up to $4 million in cash savings, excluding Veridian consolidation, which we believe will further improve financial performance and be recognized in the coming quarters. Additionally, we have listed our Decatur facility and are pursuing a short-term sale-leaseback transaction to enhance our financial flexibility as we evaluate more strategically located facilities. We anticipate that this transaction will be closed during the current fiscal year.

“Despite margin pressure in Q1, we remain confident in our long-term trajectory and current year outlook. Looking further ahead, we believe our cost discipline, acquisition strategy, and operational improvements will position the company for accelerated growth over the next three to four years. We continue to target EBITDA margins to expand incrementally, reaching the mid-to-high teens as we gain scale over the next 3-5 years, realize efficiencies, and drive stronger mix and pricing across our platform,” concluded Shannon.

FY 2026 Guidance and Outlook

This guidance is based on our current backlog of orders and current expectations. These metrics constitute forward-looking statements and are based on current expectations. For a discussion of factors that could cause actual results to differ materially from these metrics, see “Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995” below.

Revenue - We expect FY 2026 Revenue of $210 to $220 million. This Revenue expectation includes the recently completed Veridian acquisition.

Adjusted EBITDA excluding FX — Due to lower margins, near-term order delays, uncertainty related to tariffs and higher operating expenses in the first quarter, we expect FY 2026 Adjusted EBITDA, excluding any material negative impact from foreign exchange, to be in the lower end of a range of $24 million to $29 million.(1)

(1)

Excluding revenue, the Company does not provide guidance on a GAAP basis as certain items that impact Adjusted EBITDA, such as equity compensation, foreign exchange gains or losses, acquisition expenses and employee separation expenses, which may be significant, are outside the Company’s control and/or cannot be reasonably predicted. Please see the “Reconciliation of GAAP Results to Non-GAAP Results” and the related footnotes at the end of this press release for detailed information on calculating non-GAAP measures. See the non-GAAP financial reconciliation tables in this release for a reconciliation of other non-GAAP financial measures.

Fiscal First Quarter 2026 Results Conference Call

Lakeland President, Chief Executive Officer and Executive Chairman Jim Jenkins and Chief Financial Officer Roger Shannon will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Monday, June 9, 2025
Time:	4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Dial-in:	1-877-407-9208
International Dial-in:	1-201-493-6784
Conference Code:	13754098
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1722482&tp_key=314f41cd21

A telephone replay will be available commencing approximately three hours after the call and will remain available through September 9, 2025, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13754098. The replay can also be viewed through the webcast link above, and the presentation utilized during the call will be available via the investor relations section of the Company’s website here.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

Operating Results ($000) (Unaudited)

Reconciliation of GAAP Results to Non-GAAP Results

	Three Months Ended
	April 30,
	2025	2024
Net income (loss) to EBITDA
Net income (loss)	($3,913)	$1,653
Interest expense	583	172
Taxes (1)	(1,198)	388
Depreciation and amortization	1,138	647
EBITDA	($3,390)	$2,860
EBITDA to Adjusted EBITDA
(excluding non-cash expenses)
EBITDA	($3,390)	$2,860
Amortization of step-up in inventory basis (2)	447	—
Equity compensation (3)	329	198
Other income (expense) (4)	(106)	(11)
Acquisition expenses (5)	946	972
Earnout revaluation (6)	—	(711)
Severance and restructuring (7)	623	—
New Monterrey, Mexico facility start-up costs (8)	626	276
PFAS Litigation (9)	189	247
ERP Project (10)	160	—
Adjusted EBITDA	($176)	$3,831
Adjusted EBITDA Margin
Adjusted EBITDA	($176)	$3,831
Divided by net sales	$46,746	$36,309
Adjusted EBITDA Margin	-0.4%	10.6%
Adjusted EBITDA to Adjusted EBITDA excluding FX
Adjusted EBITDA	($176)	$3,831
Currency Fluctuation	778	7
Adjusted EBITDA excluding FX	$602	$3,838
Adjusted EBITDA Margin to Adjusted EBITDA excluding FX Margin
Adjusted EBITDA excluding FX	$602	$3,838
Divided by net sales	$46,746	$36,309
Adjusted EBITDA excluding FX Margin	1.3%	10.6%

Operating Expenses to Adjusted Operating Expenses
Operating Expenses	$20,278	$13,982
Depreciation and amortization	(817)	(462)
Equity compensation (3)	(329)	(198)
Acquisition expenses (5)	(946)	(972)
Earnout revaluation (6)	—	711
Severance and restructuring (7)	(623)	—
New Monterrey, Mexico facility start-up costs (8)	(626)	(276)
PFAS Litigation (9)	(189)	(247)
ERP Project (10)	(110)	—
FX	(778)	(7)
Adjusted Operating Expenses	$15,859	$12,531
Organic Revenue
Net Sales	$46,748	$36,309
Revenue from previous year acquisitions	(9,873)	—
Organic Revenue	$36,875	$36,309
Organic Gross Margin
Gross Profit	$15,644	$16,184
Gross Profit from previous year acquisitions	2,410	—
Organic Gross Profit	13,234	16,184
Divided by Organic Revenue	$36,875	$36,309
Organic Gross Margin	35.9%	44.6%

The financial data above includes non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA Margin, adjusted EBITDA excluding FX, adjusted EBITDA excluding FX Margin, Adjusted Operating Expenses, organic revenue, and organic gross margin. Management excludes from EBITDA and adjusted EBITDA all expenses for interest, taxes, depreciation and amortization, and Other Income which is comprised of interest income and gains (losses) from equity method investments. For adjusted EBITDA management also excludes equity compensation, acquisition-related expenses, severance and restructuring costs, start-up costs for our Mexican operations, PFAS litigation expenses, ERP Project related costs, and earnout revaluation. This press release also discusses (i) Adjusted EBITDA margin, which is calculated by dividing Adjusted EBITDA by GAAP net sales; (ii) Adjusted EBITDA excluding FX, which is calculated by subtracting foreign currency losses from Adjusted EBITDA and (iii) Adjusted EBITDA excluding FX margin, which is calculated by dividing Adjusted EBITDA excluding FX by GAAP net sales. Management excludes from organic revenue and organic gross margin the revenues and expenses associated with acquisitions completed within the previous fiscal year.

Management excludes these items principally because such charges or benefits are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of the Company’s operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of the Company’s strategic plan, and (3) provide investors with a better understanding of how management plans and measures the business. For organic revenue and organic gross margin, management excludes the effects of acquisitions completed within the prior twelve months to understand the trends in growth and profitability in the ongoing business without such effects. The material limitations to management’s approach include the fact that the charges, benefits and expenses excluded are nonetheless charges, benefits and expenses required to be recognized under GAAP and, in some cases, consume cash which reduces the Company’s liquidity. Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results to GAAP results in its earnings releases. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures.

Additional information regarding the adjustments is provided below.

(1) Adjustments for Taxes, which consist of the tax effects of the various adjustments that we exclude from our non-GAAP measures, and adjustments related to deferred tax and discrete tax items. Including these adjustments permits more accurate comparisons of the Company’s core results with those of its competitors.

(2) Adjustments for the amortization of the step-up in basis for inventory acquired in connection with the Company’s acquisitions.

(3) Adjustments for Equity Compensation, which consist of non-cash expenses for the grant of equity awards.

(4) Adjustments for Other Income, which consists of interest income and gains/(losses) from Investments accounted for under the equity method of accounting.

(5) Adjustments for acquisition-related expenses included advisory fees, due diligence expenses and legal fees related to the Company’s acquisitions.

(6) Adjustments for the reduction of the estimated earnout payment related to the Eagle acquisition. The reduction to the accrued earnout payment was $0.7 million and reflected in operating expenses.

(7) Adjustments for accrued employee severance and restructuring costs.

(8) Adjustments for costs for our Mexican operations consist of external services and legal fees associated with a property-related dispute with the landlord of our manufacturing site in Monterrey, Mexico.

(9) Adjustment for PFAS Litigation.

(10) Adjustments for the implementation of the new ERP consisted of external services and employee-related expenses.

About Lakeland Fire + Safety

Lakeland Fire + Safety manufactures and sells a comprehensive line of fire services and industrial protective clothing and accessories for the industrial and first responder markets. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a strategic global network of selective fire and industrial distributors and wholesale partners. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state, and local governmental agencies and departments, including fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security, and the Centers for Disease Control. Internationally, we sell to a mix of end-users directly and to industrial distributors, depending on the particular country and market. In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community (“EEC”), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay, Middle East, Southeast Asia, Australia, Hong Kong and New Zealand.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains estimates, predictions, opinions, goals and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s expectations for earnings, revenues, expenses, inventory levels, capital levels, liquidity levels, or other future financial or business performance, strategies or expectations, including without limitation our M&A strategy and tariff mitigation plans. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital, or which express the Company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in press releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “can,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. With respect to our guidance for revenue and Adjusted EBITDA excluding FX, such metrics are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management; actual results will vary, and those variations may be material. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based, except as may be required by law.

Contacts

Lakeland Fire + Safety

256-600-1390

Roger Shannon

Chief Financial Officer

rdshannon@lakeland.com

Investor Relations

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

LAKE@mzgroup.us

www.mzgroup.us

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($000’s except for share and per share information)

	Three Months Ended April 30,
	2025	2024
Net sales	$46,746	$36,309
Cost of goods sold	31,102	20,125

Gross profit	15,644	16,184
Operating expenses	20,278	13,982

Operating (loss) income	(4,634)	2,202
Other income, net	106	11
Interest expense	(583)	(172)

(Loss) income before taxes	(5,111)	2,041
Income tax (benefit) expense	(1,198)	388

Net (loss) income	($3,913)	$1,653

Net (loss) income per common share:
Basic	($0.41)	$0.22

Diluted	($0.41)	$0.22

Weighted average common shares outstanding:
Basic	9,498,604	7,364,757
Diluted	9,498,604	7,582,449

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(000’s except for share information)

	April 30,	January 31,
	2025	2025
ASSETS
Current assets
Cash and cash equivalents	$18,618	$17,476
Accounts receivable, net of allowance for doubtful accounts of $1,291 and $1,237 at April 30, 2025 and January 31, 2025, respectively	27,629	27,607
Inventories	85,823	82,739
Prepaid VAT and other taxes	2,600	2,598
Income tax receivable and other current assets	6,036	6,111

Total current assets	140,706	136,531
Property and equipment, net	14,612	13,948
Operating leases right-of-use assets	13,563	13,917
Deferred tax assets	5,637	6,270
Other assets	380	122
Goodwill	17,082	16,240
Intangible assets, net	26,148	25,503

Total assets	$218,128	$212,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,650	$15,742
Accrued compensation and benefits	5,116	4,501
Other accrued expenses	9,973	8,130
Income tax payable	1,288	1,993
Current portion of loans payable	1,632	939
Current portion of operating lease liabilities	3,608	3,602

Total current liabilities	36,267	34,907
Deferred income taxes	3,505	3,891
Loans payable – long term	24,651	16,426
Long-term portion of operating lease liabilities	10,323	10,681

Total liabilities	74,746	65,905

Commitments and contingencies (Note 11)
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $0.01 par; authorized 20,000,000 shares Issued 10,872,551 and 10,856,812; outstanding 9,514,343 and 9,498,604 at April 30, 2025 and January 31, 2025, respectively	109	109
Treasury stock, at cost; 1,358,208 shares at April 30, 2025 and January 31, 2025, respectively	(19,979)	(19,979)
Additional paid-in capital	123,339	123,136
Retained earnings	46,122	50,320
Accumulated other comprehensive loss	(6,209)	(6,960)

Total stockholders’ equity	143,382	146,626

Total liabilities and stockholders’ equity	$218,128	$212,531

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($000’s)

	Three Months Ended April 30,
	2025	2024
Cash flows from operating activities:
Net (loss) income	($3,913)	$1,653
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Deferred income taxes	243	77
Depreciation and amortization	1,138	647
Amortization of step-up in inventory basis	447	—
Stock based and restricted stock compensation	329	198
Equity in loss of equity investment	—	101
Change in fair value of earnout consideration	—	(711)
(Increase) decrease in operating assets, net of effect of business acquisition
Accounts receivable	160	(404)
Inventories	(3,505)	433
Prepaid VAT and other taxes	(2)	541
Other current assets	(160)	(2,255)
Increase (decrease) in operating liabilities, net of effect of business acquisition
Accounts payable	(1,117)	861
Accrued expenses and other liabilities	1,708	(852)
Operating lease liabilities	(169)	4

Net cash (used in) provided by operating activities	(4,841)	293

Cash flows from investing activities:
Purchases of property and equipment	(1,209)	(466)
Acquisitions, net of cash acquired	—	(8,141)
Investments in convertible debt instruments	—	(639)

Net cash (used in) investing activities:	(1,209)	(9,246)

Cash flows from financing activities:
Term loan borrowings	2,555	—

Term loan repayments	(237)	(364)
Credit line - borrowings	6,600	12,300
Dividends paid	(285)	(221)
Shares returned to pay employee taxes under restricted stock program	(126)	(129)

Net cash provided by financing activities	8,507	11,586

Effect of exchange rate changes on cash and cash equivalents	(1,315)	510

Net increase in cash and cash equivalents	1,142	3,143
Cash and cash equivalents at beginning of period	17,476	25,222

Cash and cash equivalents at end of period	$18,618	$28,365

Supplemental disclosure of cash flow information:
Cash paid for interest	$581	$174

Cash paid for taxes	$643	$397